Exhibit 99.2

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
Mesa Air Group, Inc.
Phoenix, Arizona

     We have audited the accompanying consolidated balance sheets of Mesa Air Group, Inc. and subsidiaries (the “Company”) as of September 30, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended September 30, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Mesa Air Group, Inc. as of September 30, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 2 to the financial statements substantially all of the Company’s passenger revenue is derived from code share agreements with America West and US Airways.

     As discussed in Note 4 to the financial statements, effective October 1, 1999, the Company changed its method of accounting for certain maintenance costs.

     The financial statements, for all periods presented, have been restated to add Note 22 to include business segment reporting.

DELOITTE & TOUCHE LLP

Phoenix, Arizona
November 22, 2002 and June 10, 2003 as to Note 22

PART 1. FINANCIAL INFORMATION

MESA AIR GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended September 30,

	2002	2001	2000

	(In thousands, except per share amounts)
Operating revenues:
Passenger	$480,826	$508,518	$461,159
Freight and other	15,957	14,860	10,453

Total operating revenues	496,783	523,378	471,612

Operating expenses:
Flight operations	262,501	272,944	223,200
Maintenance	100,037	100,848	83,473
Aircraft and traffic servicing	46,057	53,776	53,838
Promotion and sales	12,547	22,243	26,554
General and administrative	44,256	49,676	27,103
Depreciation and amortization	10,932	13,680	15,630
Impairment and restructuring charges	26,675	80,853	—

Total operating expenses	503,005	594,020	429,798

Operating income (loss)	(6,222)	(70,642)	41,814

Other income (expense):
Interest expense	(5,440)	(13,469)	(15,463)
Interest income	1,542	1,822	2,371
Other income (expense)	(3,404)	10,914	(691)

Total other expense	(7,302)	(733)	(13,783)

Income (loss) before income taxes and cumulative effect of accounting change	(13,524)	(71,375)	28,031
Income taxes (benefit)	(3,632)	(23,299)	(12,756)

Income (loss) before cumulative effect of accounting change	(9,892)	(48,076)	40,787
Cumulative effect of accounting change, net of $0 applicable income taxes	—	—	18,085

Income (loss) before minority interest	(9,892)	(48,076)	58,872
Minority interest in consolidated subsidiary	583	—	—

Net income (loss)	$(9,309)	$(48,076)	$58,872

Income (loss) per common share — basic:
Income (loss) before cumulative effect of accounting change	$(.28)	$(1.50)	$1.23
Cumulative effect of accounting change, net	—	—	.55

Net income (loss)	$(.28)	$(1.50)	$1.78

Income (loss) per common share — diluted:
Income (loss) before cumulative effect of accounting change	$(.28)	$(1.50)	$1.23
Cumulative effect of accounting change, net	—	—	.54

Net income (loss)	$(.28)	$(1.50)	$1.77

See accompanying notes to consolidated financial statements.

MESA AIR GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	September 30,

	2002	2001

	(In thousands, except
	share data)

Assets
Current assets:
Cash and cash equivalents	$45,870	$74,504
Marketable securities	8,517	8,793
Receivables, primarily traffic, net	29,072	29,449
Expendable parts and supplies, net	21,238	31,449
Aircraft and parts held for sale	24,546	63,161
Prepaid expenses and other current assets	25,730	16,392
Deferred income taxes	16,228	17,264

Total current assets	171,201	241,012
Property and equipment, net	127,450	122,431
Lease and equipment deposits	15,538	21,277
Deferred income taxes	29,287	23,600
Aircraft held for sale	—	13,100
Other assets	8,867	2,566

Total assets	$352,343	$423,986

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$19,036	$52,927
Note payable — bank	—	20,000
Accounts payable	24,434	45,193
Air traffic liability	3,362	3,506
Accrued compensation	5,950	3,893
Income taxes payable	510	—
Other accrued expenses	43,893	36,407

Total current liabilities	97,185	161,926
Long-term debt, excluding current portion	109,721	117,950
Deferred credits	52,549	40,345
Other noncurrent liabilities	2,821	639

Total liabilities	262,276	320,860

Minority interest	967	—
Commitments and contingencies (notes 2, 5, 7, 15, 16 and 21)
Stockholders’ equity:
Common stock of no par value, 75,000,000 shares authorized; 31,989,886 and 33,049,183 shares issued and outstanding	114,670	119,387
Retained earnings (accumulated deficit)	(25,570)	(16,261)

Total stockholders’ equity	89,100	103,126

Total liabilities and stockholders’ equity	$352,343	$423,986

See accompanying notes to consolidated financial statements.

MESA AIR GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended September 30,

	2002	2001	2000

	(In thousands)
Cash Flows from Operating Activities:
Net income (loss)	$(9,309)	$(48,076)	$58,872
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Depreciation and amortization	10,932	13,680	15,630
Impairment and restructuring charges	26,675	80,853	—
Cumulative effect of change in accounting principle	—	—	(18,085)
Deferred income taxes	(4,651)	(24,068)	(13,350)
Unrealized (gain) loss on investment securities	5,175	7,960	534
Amortization of deferred credits	(4,958)	(3,209)	(2,024)
Provision for doubtful accounts	5,605	14,327	235
Provision for obsolete expendable parts and supplies	—	648	—
Minority interest	(583)	—	—
Changes in assets and liabilities:
Receivables	(5,228)	(2,584)	(11,095)
Expendable parts and supplies	10,953	(3,634)	(2,989)
Prepaid expenses and other current assets	(7,526)	(5,707)	3,599
Accounts payable	(19,692)	21,127	3,236
Income taxes	510	(2,721)	—
Cost to return aircraft held for sale	(6,648)	(13,623)	—
Other accrued liabilities	(3,629)	(3,562)	(3,341)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(2,374)	31,411	31,222

Cash Flows from Investing Activities:
Capital expenditures	(13,466)	(19,922)	(40,245)
Proceeds from sale of assets held for sale	8,198	—	—
Net purchases of investment securities	(5,349)	(9,072)	(4,908)
Change in other assets	(6,301)	302	(865)
Lease and equipment deposits	4,860	(1,820)	(465)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(12,058)	(30,512)	(46,483)

Cash Flows from Financing Activities:
Principal payments on long-term debt	(9,371)	(8,802)	(8,062)
Net borrowings (payments) on line of credit	(20,000)	20,000	—
Proceeds from issuance of common stock	930	9,951	51
Common stock purchased and retired	(5,956)	(6,770)	(10,784)
Payment from aircraft manufacturer in deferred credits	13,000	25,207	—
Change in deferred credits	5,195	7,616	7,554
Contribution from minority interest	5,000	—	—
Distribution to minority interest shareholders	(3,000)	—	—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(14,202)	47,202	(11,241)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(28,634)	48,101	(26,502)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	74,504	26,403	52,905

CASH AND CASH EQUIVALENTS AT END OF YEAR	$45,870	$74,504	$26,403

SUPPLEMENTAL CASH FLOW INFORMATION:

	Years Ended September 30,

	2002	2001	2000

	(In thousands)
Cash paid for interest, net of amounts capitalized	$7,331	$14,912	$15,992
Cash paid for income taxes	556	3,559	—
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Return of aircraft for reduction of long-term debt and accrued interest	$32,749	$—	$46,263
Inventory credits received in conjunction with aircraft financing	—	3,900	—
Tax benefit — stock compensation	188	3,447	—

(Concluded)

See accompanying notes to consolidated financial statements.

MESA AIR GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

			Retained
			Earnings
Years Ended September 30,	Number of	Common	(Accumulated
2002, 2001, and 2000	Shares	Stock	Deficit)	Total

	(In thousands, except number of shares)
Balance at October 1, 1999	34,197,752	$123,492	$(27,057)	$96,435
Exercise of stock options	50,951	51	—	51
Common stock purchased and retired	(1,962,400)	(10,784)	—	(10,784)
Net income	—	—	58,872	58,872

Balance at September 30, 2000	32,286,303	112,759	31,815	144,574
Exercise of stock options	1,531,000	9,951	—	9,951
Common stock purchased and retired	(768,120)	(6,770)	—	(6,770)
Tax benefit — stock compensation	—	3,447	—	3,447
Net loss	—	—	(48,076)	(48,076)

Balance at September 30, 2001	33,049,183	119,387	(16,261)	103,126
Exercise of stock options	154,123	930	—	930
Common stock purchased and retired	(1,213,420)	(5,956)	—	(5,956)
Tax benefit — stock compensation	—	188	—	188
Amortization of warrants	—	121	—	121
Net loss	—	—	(9,309)	(9,309)

Balance at September 30, 2002	31,989,886	$114,670	$(25,570)	$89,100

See accompanying notes to consolidated financial statements.

MESA AIR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2002, 2001 and 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Organization

     The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and include the accounts of Mesa Air Group, Inc. and its wholly-owned operating subsidiaries (collectively “Mesa” or the “Company”): Mesa Airlines, Inc. (“MAI”), a Nevada corporation and certificated air carrier; Freedom Airlines, Inc. (“Freedom”), a Nevada corporation and certificated air carrier; Air Midwest, Inc. (“Air Midwest”), a Kansas corporation and certificated air carrier; CCAir, Inc. (“CCAir”), a Delaware corporation and certificated air carrier; MPD, Inc., a Nevada corporation, doing business as Mesa Pilot Development; Regional Aircraft Services, Inc. (“RAS”) a Pennsylvania company; Mesa Leasing, Inc., a Nevada corporation; and MAGI Insurance, Ltd., a Barbados, West Indies based captive insurance company. MPD, Inc. provides pilot training in coordination with a community college in Farmington, New Mexico and with Arizona State University in Tempe, Arizona. RAS performs aircraft component repair and overhaul services. MAGI Insurance, Ltd. is a captive insurance company created to handle freight and baggage claims in addition to a portion of the Company’s aviation insurance. At September 30, 2002, the Company owned 56% of UFLY, LLC. (“UFLY”), a Delaware Limited Liability Company, which was established to make strategic investments in US Airways common stock. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The Company’s airline subsidiaries have agreements with America West, US Airways, Frontier, and Midwest Express to use those carriers’ designation codes (commonly referred to as a “code-share”). These code-share agreements allow use of the code-share partner’s reservation system and flight designator code to identify flights and fares in computer reservation systems, permit use of logos, service marks, aircraft paint schemes and uniforms similar to the code-share partners and provide coordinated schedules and joint advertising. The Company’s passengers traveling on flights operated pursuant to code-share agreements receive mileage credits in the respective frequent flyer programs of the Company’s code-share partners, and credits in those programs can be used on flights operated by the Company.

     The financial arrangement between Mesa and their code-share partners involve either a revenue-guarantee or pro-rate arrangement. Under a revenue-guarantee arrangement, the major airline generally pays a monthly guaranteed amount. Both the America West code-share agreement and the US Airways regional jet code-share agreement are revenue-guarantee flying agreements. Under the terms of these flying agreements, the major carrier controls marketing, scheduling, ticketing, pricing and seat inventories. The Company receives a guaranteed payment based upon a fixed minimum monthly amount plus amounts related to departures and block hours flown plus direct reimbursement for expenses such as fuel, landing fees and insurance. Among other advantages, revenue-guarantee arrangements reduce the Company’s exposure to fluctuations in passenger traffic and fare levels, as well as fuel prices. The US Airways turboprop and the Frontier JetExpress code-share agreements are pro-rate agreements, for which the Company receives an allocated portion of the passengers’ fare and pays all of the costs of transporting the passenger.

     Renewal of one code-share agreement with a code share partner does not guarantee the renewal of any other code share agreement with the same code-share partner. The agreement with America West expires in 2012; the agreements with US Airways expire on various dates from 2005 to 2012; the agreements with Frontier and Midwest Express expire in 2006. Although the provisions of the code-share agreements vary from contract to contract, generally each agreement is subject to cancellation should the Company’s subsidiaries fail to meet certain operating performance standards, breach other contractual terms and conditions and, in the case of the US Airways turboprop code-share agreements generally upon six months notice by either party. The US Airways regional jet service agreement and the Kansas City code-share agreement are not subject to the six-month cancellation clause.

     The Company also operates Beech 1900D turboprop aircraft as Mesa Airlines in Albuquerque, New Mexico and Dallas, Texas. The Albuquerque and Dallas operations do not have code-share agreements.

Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Marketable Securities

     Marketable securities consist of shares of common stock and are stated at market value as determined by the most recently traded price of each security at the balance sheet date. All marketable securities are defined as trading securities under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

Receivables and Concentration of Risk

     The passenger tickets collected by the Company at the time of travel are primarily sold by the code share partners as discussed above. As a result, the Company has a significant concentration of its accounts receivable tied to its relationship with its code share partners. See discussion in Note 2.

Expendable Parts and Supplies

     Expendable parts and supplies are stated at the lower of cost using the first-in, first-out method or market, and are charged to expense as they are used. An allowance for obsolescence is provided for spare parts. The Company reviews the adequacy of this allowance on a quarterly basis.

Aircraft and Parts Held for Sale

     Aircraft and parts held for sale are comprised of aircraft the Company has identified as surplus as well as expendable and rotable inventory that is in excess of the Company’s needs. Aircraft currently identified as held for sale are under contract to return to the manufacturer and are valued at the contract price, less the cost to return the aircraft to meet the manufacturer’s return conditions. The Company estimates quantities of rotable and expendable inventory that are surplus to its needs by employing independent consultants who utilize mathematical models to determine optimum inventory levels based on such variables as size of fleet, number of maintenance bases and desired reliability. Quantities of rotable and expendable inventory that are surplus to the Company’s needs are valued at fair market value, less costs to sell. Fair market value is determined based upon the Company’s experience in selling similar assets and outside appraisals.

     At September 30, 2001, the Company had 21 Beechcraft 1900D turboprop aircraft held for sale. During 2002, the Company returned 12 of these aircraft to the manufacturer and returned six of these aircraft to operations leaving three Beechcraft 1900D turboprop aircraft held for sale at September 30, 2002. The six aircraft were returned to operations as a result of the Company being awarded additional essential air service contracts in 2002. The Company has a contract to return the remaining three aircraft to the manufacturer and the returns are anticipated to take place in the second quarter of fiscal 2003.

Property and Equipment

     Property and equipment are stated at cost and depreciated over their estimated useful lives to their estimated salvage values using the straight line method.

     Estimated useful lives of the various classifications of property and equipment are as follows:

Buildings	30 years
Flight equipment	7-20 years
Equipment	5-12 years
Furniture and fixtures	3-5 years
Vehicles	5 years
Rotable inventory	Life of the aircraft or term of the lease
Leasehold improvements	Life of asset or term of lease, whichever is less

     Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount according to the provisions of Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.” If the undiscounted future cash flows are found to be less than the carrying amount, an impairment loss is recognized to reduce the carrying amount of the asset to fair market value. Certain long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

     Interest related to deposits on aircraft purchase contracts is capitalized as part of the aircraft. The Company capitalized approximately $1.2 million and $1.1 million of interest in fiscal 2002 and 2001, respectively.

Other Assets

     Other assets primarily consist of the capitalized costs associated with establishing financing for aircraft and the noncurrent portion of prepaid maintenance. The financing costs are amortized over the lives of the associated aircraft leases which are primarily 16-17 years. Prepaid maintenance is amortized over the term of the related maintenance contract (six years).

Air Traffic Liability

     Air traffic liability represents the cost of tickets sold but not yet used. The Company records the revenue associated with these tickets in the period the passenger flies.

Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in future years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company and its subsidiaries file a consolidated federal income tax return.

Deferred Credits

     Deferred credits consist of lease incentives received at lease inception and other credits related to the aircraft and are amortized on a straight-line basis as a reduction of lease expense over the term of the respective leases.

Revenue Recognition

     Both the America West code-share agreement and the US Airways regional jet code-share agreement are revenue-guarantee flying agreements. Under a revenue-guarantee arrangement, the major airline generally pays a monthly guaranteed amount per flight. The Company receives a guaranteed payment for each departure operated and each mile flown, with certain costs, and reimbursement for expenses such as fuel and landing fees. The Company primarily recognizes revenue under its revenue-guarantee agreements when the transportation is provided according to certain formulas as specified in the code-share agreements. Under a prorate agreement, the Company receives an allocated portion of the passengers’ fare based on the percentage of transportation provided. Pursuant to the Company’s prorate agreements and in the independent operation, revenue is recognized when transportation is provided. Tickets sold but not yet used are included in air traffic liability on the consolidated balance sheets. The Company also receives subsidies for providing scheduled air service to certain small or rural communities. Such revenue is recognized in the period in which the air service is provided. The amount of the subsidy payments is determined by the United States Department of Transportation on the basis of its evaluation of the amount of revenue needed to meet operating expenses and to provide a reasonable return on investment with respect to eligible routes.

Maintenance Expense

     The cost of engine and aircraft maintenance is charged to expense as incurred. The Company records the expense in the period when the related aircraft or engine is returned.

Minority Interest

     In 2001, the Company entered into an agreement to form UFLY for the purpose of making strategic investments in US Airways, Inc. In 2002, UFLY was formally established and was capitalized with $5.0 million from the Company and $5.0 million from other members. At September 30, 2002, the Company owned 56% of UFLY and therefore the financial results of UFLY are included in the consolidated financial results of the Company. Amounts included in the consolidated statements of operations as minority interest reflect the after-tax portion of earnings of UFLY that are applicable to the minority interest partners.

Earnings (Loss) Per Share

     The Company accounts for earnings (loss) per share in accordance with SFAS No. 128, “Earnings per Share.” Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the periods presented. Diluted net income (loss) per share reflects the potential dilution that could occur if outstanding stock options were exercised. The calculation of the weighted average number of shares outstanding is as follows:

	Years Ended September 30,

	2002	2001	2000

	(In thousands)
Weighted average shares outstanding — basic	32,803	32,065	33,109
Effect of dilutive outstanding stock options	—	—	81

Weighted average shares outstanding — diluted	32,803	32,065	33,190

     The effect of certain options to purchase 599,000 and 363,000 shares of common stock in fiscal 2002 and 2001 would have been antidilutive to the per share calculation. Accordingly, those options were excluded from the calculation.

Stock Options

     The Company accounts for its stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Effective October 1, 1996, the Company adopted SFAS No. 123, “Accounting for Stock-Based Compensation,” which permits entities to recognize the fair value of all stock-based awards on the date of grant over the vesting period. Alternatively, SFAS No. 123 also allows entities to continue to apply the measurement provisions of APB Opinion No. 25 and provide pro forma net earnings and pro-forma earnings per share disclosures for employee stock option grants made in fiscal 1996 and future years as if the fair value based measurement method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the measurement provisions of APB Opinion No. 25, and to provide pro-forma disclosures required by SFAS No. 123 (See note 13). Warrants issued to non-employees are also accounted for under SFAS No. 123, at fair value on the measurement date.

Use of Estimates in the Preparation of Financial Statements

     The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Segment Reporting

     SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” requires disclosures related to components of a company for which separate financial information is available that is evaluated regularly by a company’s chief operating decision maker in deciding the allocation of resources and assessing performance. The Company has four airline operating subsidiaries, Mesa Airlines, Freedom Airlines, Air Midwest and CCAir and various other subsidiaries organized to provide support for the Company’s airline operations. The Company has aggregated these operating segments into four reportable segments. Mesa and Freedom primarily operate the Company’s regional jets. Air Midwest operates the Company’s Beech 1900 turboprop aircraft. CCAir operates a mixed fleet of turboprop aircraft. The Other reportable segment includes Mesa Air Group, RAS, MPD, MAG-AIM, MAGI and UFLY, all of which support Mesa’s operating subsidiaries.

Recent Accounting Pronouncements

     In August 2001, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. This statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The adoption of SFAS No. 143 is not expected to have a material impact on the Company’s results of operations, financial position or cash flows.

     In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement will supercede SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and Long-lived Assets to be Disposed of.” SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for (i) recognition and measurement of the impairment of long-lived assets to be held and used; and (ii) measurement of the impairment of long-lived assets to be disposed of by sale. The statement requires assets held for sale to be reclassified as held and used if not disposed in one year. The statement further requires that the results of operations of assets to be disposed by other than sale be presented in continuing operations until the assets are disposed of or abandoned. The Company adopted SFAS No. 144 on October 1, 2002. The adoption did not have a material impact on the Company’s financial condition or results of operations.

     In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002.” This statement rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and an amendment of that Statement, SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements” and excludes extraordinary item treatment for gains and losses associated with the extinguishment of debt that do not meet the APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” (“APB 30”) criteria. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB 30 for classification as an extraordinary item shall be reclassified. SFAS No. 145 also amends SFAS No. 13, “Accounting for Leases,” as well as other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company was required to adopt SFAS No. 145 effective October 1, 2002. The adoption did not have a material impact on its financial condition or results of operations.

     In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”). SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for exit costs, as defined in EITF 94-3, was recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated by the Company after December 31, 2002.

Reclassifications

     Certain reclassifications were made to the 2001 and 2000 financial statements to conform to the 2002 presentation.

2.	CONCENTRATIONS

     The Company has-code share agreements with America West, US Airways, Frontier and Midwest Express. Approximately 98%, 97% and 95% of the Company’s consolidated passenger revenue for the years ended September 30,

2002, 2001 and 2000, respectively, were derived from these agreements. Accounts receivable from the Company’s code-share partners were 57% and 29% of total gross accounts receivable at September 30, 2002 and 2001, respectively.

     A reduction in business travel, a slowing economy and the terrorist attacks of September 11, 2001 all have had a significant impact on the airline industry, including America West and US Airways.

     In January, America West Airlines, one of the Company’s major code-share partners, closed a term loan in the amount of $429 million and completed arrangements for more than $600 million in concessions, financing and financial assistance following final approval by the Air Transportation Stabilization Board of approximately $380 million in loan guarantees.

     On August 11, 2002, US Airways, filed for Chapter 11 bankruptcy protection. As a result of this filing, US Airways was required to obtain ratification of its code-share and revenue-guarantee agreements with the Company. Should US Airways not emerge from bankruptcy, this could have a material adverse effect on the Company. Subsequent to year-end, the Company reached agreement with US Airways to expand their regional jet agreement by adding 20 50-seat regional jets to the existing fleet of 32 regional jet aircraft. The 20 additional regional jets are scheduled to be integrated into the US Airways Express network in 2003, subject to compliance with the ‘jets-for-jobs’ provisions of the US Airways pilot contract. The aircraft are expected to be provided from a combination of internal and external sources. The agreement, including the original 32 regional jets under contract, was ratified by the United States Bankruptcy Court on November 8, 2002. Additionally, on November 22, 2002, the Company signed a non-binding letter of intent with US Airways to provide an additional 50 regional jets. In connection with this letter of intent, the Company agreed to issue 3,000,000 warrants to US Airways. The additional aircraft, which will also be subject to ‘jets-for-jobs,’ would be delivered beginning in mid- to late-2003. The Company also agreed to release its claim against $4.3 million in payments previously withheld by US Airways following the events of September 11, 2001.

     Continuing declines in the economy or an inability to receive government grants and loan guarantees could have a material adverse effect on the viability of either of these airlines. A termination of the America West or US Airways code-share agreements (specifically the revenue-guarantee jet contracts) would have a material adverse effect on the Company’s business prospects, financial position, results of operations and cash flows.

3.	AIR TRANSPORTATION SAFETY AND SYSTEM STABILIZATION ACT

     As a result of the large financial losses attributed to the terrorist attacks on the United States that occurred on September 11, 2001, the Senate and House of Representatives of the United States of America passed, and the President signed into law H.R. 2926, the Air Transportation Safety and System Stabilization Act (the “Airline Stabilization Act”). The intent of the Airline Stabilization Act was to preserve the continued viability of the United States air transportation system by providing support to passenger airlines in the form of grant money, loan guarantees, and assistance with increased insurance costs.

     The terrorist attacks of September 11, 2001 had a significant impact on the Company. Following the attacks, the air transportation system was temporarily shut down, resulting in the cancellation of more than 3,300 Mesa Air Group flights. The cancelled flights and loss of consumer confidence in the airline industry resulted in lost revenue from these cancelled flights and lower load factors and revenue yield on flights operated. The Company was also impacted by the costs incurred during the temporary shutdown that could not be avoided, the write down of receivables related to the Company’s code share partners as well as the resulting impairment and restructuring charges.

     In September 2001, the Company recorded as non-operating income $14.7 million associated with amounts claimed under the Airline Stabilization Act. As of September 30, 2002, the Company received $12.4 million and the remaining $2.3 million is included in accounts receivable. The amount recorded in other income in 2001 represents the total amount claimed by the Company as the Company incurred losses in excess of this amount prior to September 30, 2001. Amounts paid or payable under the Airline Stabilization Act are subject to audit and adjustment by the Federal Government. Amounts in accounts receivable at September 30, 2002, remain outstanding as the Company has not finalized its claim with the Department of Transportation. The Company believes that it will ultimately collect the remaining amounts outstanding.

4.	CHANGE IN ACCOUNTING PRINCIPLE

     Effective October 1, 1999, the Company elected to change its method of accounting for engine and airframe maintenance costs on its CRJ aircraft and engine maintenance on its DeHavilland Dash 8-200 aircraft from the accrual method to the direct expense method. Under the accrual method, maintenance costs were accrued to expense on the basis of estimated future costs and estimated cycles or flight hours between major maintenance events. Implementation of the change necessitated the write-off of previously recorded accrued amounts. Effective October 1, 1999, the Company began expensing these maintenance costs as they are incurred. The cumulative effect of the change for prior years was a favorable adjustment of $18.1 million. Due to the valuation allowance at October 1, 1999, there is no tax effect related to the cumulative effect of the change. The impact of the change in fiscal 2000 totaled approximately $4.9 million, which is included as a reduction of maintenance expense.

5. MARKETABLE SECURITIES

     The Company has a cash management program which provides for the investment of excess cash balances primarily in short-term money market instruments, intermediate-term debt instruments and common equity securities of companies operating in the airline industry.

     SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” requires that all applicable investments be classified as trading securities, available for sale securities or held to maturity securities. All of the Company’s investments are classified as trading securities during the periods presented and accordingly, are carried at market value with changes in value reflected in current period operations.

     The Company enters into short positions on common equity securities when management believes that the Company may capitalize on downward moves in particular securities and as a hedge against its investment in common stocks of other airlines. Furthermore, by taking a short position in other airline’s common stock, the Company is effectively hedging against downturns in the airline industry. Unlike traditional investing where the investor’s risk is limited to the amount of their investment, when stocks are sold short, there is no limit to the potential price appreciation of the stock thus there is no limit to the potential loss. The Company marks short positions to market at each reporting period with the associated gain or loss reflected in other income (expense) in the statement of operations. Included in marketable securities are liabilities related to short positions on common equity securities of $7.2 million and $3.5 million at September 30, 2002 and 2001, respectively. Unrealized holding losses that relate to trading securities (including short positions) held at September 30, 2002, 2001 and 2000 were ($5.2) million, ($8.0) million and ($0.5) million, respectively.

6.	PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

	September 30,

	2002	2001

	(In thousands)
Flight equipment, substantially pledged	$134,489	$144,889
Other equipment	26,375	25,354
Leasehold improvements	3,834	4,469
Furniture and fixtures	2,155	2,296
Buildings	4,126	4,126
Vehicles	1,161	1,041

	172,140	182,175
Less accumulated depreciation and amortization	(44,690)	(59,744)

Net property and equipment	$127,450	$122,431

7.	LINE OF CREDIT

     In December 2000, the Company reached agreement with Fleet Capital for a $35 million line of credit, collateralized by the Company’s inventory and receivables. The agreement, which expires in December 2003, has provisions that allow the expansion of available credit to $50 million by adding new lenders provided that there is additional collateral. The agreement also contains a financial covenant that requires the maintenance of certain financial ratios related to fixed charge coverage and total debt to capital. The Company was in compliance with these covenants at September 30, 2002. The Company will use the facility for general working capital purposes. The Company also had $13.7 million in letters of credit outstanding at

September 30, 2002, which reduced the amount available under the line of credit. There were no amounts outstanding under this facility at September 30, 2002. Based upon available collateral, $4.1 million remained available under the line at September 30, 2002.

8.	OTHER ACCRUED EXPENSES

     Other accrued expenses consist of the following:

	September 30,

	2002	2001

	(In thousands)
Accrued aircraft return and restructuring costs	$14,919	$9,525
Deferred credits — current	7,247	4,810
Accrued professional fees	7,082	4,590
Accrued compensation and benefits	3,917	5,893
Accrued property taxes	2,481	2,687
Accrued lease expense	2,427	1,471
Accrued landing fees	1,340	1,540
Accrued simulator time	1,294	2,067
Accrued interest	411	2,364
Other	2,775	1,460

	$43,893	$36,407

9.	DEFERRED CREDITS

     Deferred credits include the value of lease incentives, such as consumable and rotable inventory received at lease inception, and are amortized over the life of the related lease. In May 2001, Mesa restructured various past contractual claims it had against Bombardier Regional Aircraft Division. Under this restructuring, Mesa received $25.2 million up front and will receive $1.1 million per month through April 2003 to resolve these outstanding claims. Amounts received have been classified as deferred credits and are being amortized over 12 years, the remaining weighted average life of the aircraft leases. Deferred credits totaled $59.8 million and $45.2 million at September 30, 2002 and 2001, respectively.

10.	LONG-TERM DEBT

     Long-term debt consists of the following:

	September 30,

	2002	2001

	(In thousands)
Notes payable to manufacturers: approximately $1.0 million, including interest, due monthly through 2011. Notes provide variable rates of interest ranging from 3.26% to
7.15% at September 30, 2002, collateralized by aircraft	$120,833	$161,804
Note payable to manufacturer. Payable in 10 equal semi-annual principal payments, interest payable quarterly at 7% per annum	4,935	5,721
Mortgage note payable to bank, collateralized by real estate, due monthly, principal plus interest at 7 1/2%, due April 2009	1,029	1,059
Other	1,960	2,293

Total long-term debt	128,757	170,877
Less current portion	(19,036)	(52,927)

Net long-term debt	$109,721	$117,950

     Principal maturities of long-term debt for each of the next five years and thereafter are as follows:

Years ending September 30,	(In thousands)

2003	$19,036
2004	7,742
2005	7,998
2006	8,250
2007	9,534
Thereafter	76,197

     At September 30, 2002, Mesa has three surplus Beechcraft 1900D aircraft classified as held for sale. Unpaid amounts totaling $8.6 million associated with these aircraft are included under the caption of current portion of long-term debt in the accompanying consolidated balance sheet.

11.	COMMON STOCK PURCHASE AND RETIREMENT

     In December 1999, the Company’s Board of Directors authorized the Company’s repurchase of up to 10%, (or 3.4 million shares), of the outstanding shares of its common stock. In January 2001, the Board approved the repurchase by the Company of up to an additional one million shares of its common stock. As of September 30, 2002, the Company has acquired and retired approximately 4.0 million shares (approximately 12.5%) of its outstanding common stock at an aggregate cost of approximately $24.0 million leaving approximately 400,000 shares available for repurchase under the current Board authorizations. In October 2002, the Company’s Board of Directors authorized the repurchase of an additional two million shares. Purchases are made at management’s discretion based on market conditions and the Company’s financial resources.

12.	INCOME TAXES

     Income tax expense (benefit) consists of the following:

	Years Ended September 30,

	2002	2001	2000

	(In thousands)
Current:
Federal	$(470)	$114	$9
State	1,489	655	585

	1,019	769	594

Deferred:
Federal	(3,948)	(21,246)	(11,762)
State	(703)	(2,822)	(1,588)

	(4,651)	(24,068)	(13,350)

	$(3,632)	$(23,299)	$(12,756)

     The difference between the actual income tax expense (benefit) and the statutory tax expense (benefit) (computed by applying the U.S. federal statutory income tax rate of 35 percent to income or loss before income taxes) is as follows:

	Years Ended September 30,

	2002	2001	2000

	(In thousands)
Computed “expected” tax expense (benefit)	$(4,733)	$(24,981)	$9,811
Increase (reduction) in income taxes resulting from:
Non-deductible amortization of intangibles	—	807	93
State taxes, net of federal taxes (benefit)	511	(1,908)	(652)
Other	(106)	552	(135)
Increase (decrease) in valuation allowance	696	2,231	(21,873)

	Years Ended September 30,

	2002	2001	2000

	(In thousands)
	$(3,632)	$(23,299)	$(12,756)

Elements of deferred income tax assets (liabilities) are as follows:

		September 30,

		2002	2001

		(In thousands)
Current deferred tax assets (liabilities):
Other accrued expenses		$4,863	$4,441
Inventory		4,394	2,458
Allowance for doubtful receivables		3,037	4,763
Unrealized trading (gains) losses		1,987	3,144
Alternative minimum tax		1,947	2,458

Total current deferred taxes		$16,228	$17,264
Noncurrent deferred tax assets (liabilities):
Net operating loss		$24,014	$43,307
Deferred credits		16,800	5,379
General business credit carryforwards		1,731	1,730
Intangibles		676	798
Property and equipment		(11,007)	(25,383)
Valuation allowance		(2,927)	(2,231)

Total noncurrent deferred taxes		$29,287	$23,600

     Deferred tax assets include benefits expected to be realized from the utilization of alternative minimum tax credit carryforwards of approximately $1.9 million which do not expire and consolidated federal net operating loss carryforwards of approximately $47.3 million which expire at various dates between 2018 and 2021. In addition, CCAir has $9.8 million in net operating loss carryforwards that are subject to certain limitations and expire at various dates between 2009 and 2019. During 2002 and 2001, the Company established valuation allowances of $0.7 million and $2.2 million, respectively, for certain state net operating loss carryforwards and federal general business credits that are expected to expire unutilized in the future. Realization of these deferred tax assets is dependent upon generating sufficient taxable income prior to expiration of any net operating loss carryforwards. Although realization is not assured, management believes it is more likely than not that the recorded deferred tax asset, net of the valuation allowance provided, will be realized.

13.	STOCKHOLDERS’ EQUITY

     On February 7, 2002, the Company entered into an agreement with Raytheon Aircraft Company (the “Raytheon Agreement”) to, among other things, reduce the operating costs of the Company’s Beechcraft 1900D fleet. In connection with the Raytheon Agreement and subject to the terms and conditions contained therein, Raytheon agreed to provide up to $5.5 million in annual operating subsidy payments to the Company contingent upon the Company remaining current on its payment obligations to Raytheon. Approximately $6.0 million (which included $0.7 million relating to 2001) was recorded as a reduction to flight operations, maintenance and interest expense during 2002. In return, the Company granted Raytheon a warrant to purchase up to 233,068 shares of our common stock at a per share exercise price of $10.00. The Company recorded the issuance of these warrants at a value of $0.4 million within stockholders’ equity as a debit and credit to common stock and therefore the amounts net to zero. The contra equity value of these warrants is being amortized to expense over the vesting period of three years. Raytheon must pay a purchase price of $1.50 per share underlying the warrant. Each of the warrants is exercisable at any time over a three-year period following its date of purchase. Absent an event of default by the Company in which case vesting is accelerated, the option to purchase the warrants vests concurrently with Raytheon’s payment of the related annual operating subsidy for the following periods or January 15 of each year, whichever comes first. The warrants vest according to the following schedule: 13,401 shares for a portion of fiscal year 2001; 116,534 shares in fiscal year 2002; 58,267 shares in fiscal year 2003 and 44,866 shares in fiscal year 2004. As of December 1, 2002, Raytheon has exercised its option to purchase the 2001 and 2002 warrants.

     At September 30, 2002, the Company sponsored the following stock-based compensation plans:

In March 1993, and December 1994, the Company adopted stock option plans for outside directors. These plans originally provided for the grant of options for up to 450,000 shares of common stock at fair market value on the date of grant. There are 52,000 shares outstanding under this plan. At September 30, 2002, there were no options available for grant under this plan.

     On July 24, 1998, the Company adopted a new stock option plan for outside directors. This plan, as amended, provides for the grant of options for up to 275,000 shares at fair market value. As of September 30, 2002 there are 142,422 options outstanding and 47,843 options available for future grants.

     In April 1996, the Company adopted an employee stock option plan under the new management incentive program (the “1996 Stock Option Plan”) which provides for the granting of options to purchase up to 2,800,000 shares of Company common stock at the fair market value on the date of grant. On July 24, 1998, an additional 1,500,000 options were approved by the stockholders to be granted under this plan. As of September 30, 2002 there are 1,960,985 options outstanding and 1,089,428 options available for future grants.

     On June 1, 1998, the Company adopted a Key Officer Stock Option Plan for compensating the Company’s Chief Executive Officer and Chief Operating Officer, which provided for the granting of options to purchase up to 1,600,000 shares of the Company’s common stock at the fair market value on the date of grant. As of September 30, 2002 there are 1,112,533 options outstanding and 300,000 options available for future grants.

     In 1999, the Company adopted the 1999 Non-Qualified Stock Option Plan and issued options in connection with the CCAir merger. At September 30, 2002, 24,856 options remain outstanding and there are no options available for future grants.

     On October 31, 2001, the Company adopted a Key Officer Stock Option Plan for compensating the Company Chief Executive Officer and Chief Operating Officer, which provided for the granting of options to purchase up to 2,000,000 shares of the Company’s common stock at the fair market value on the date of grant. As of September 30, 2002 there are 250,000 options outstanding and 1,750,000 options available for future grants.

     Generally, options granted to employees vest over a three-year period and options granted to directors vest immediately upon grant.

     Transactions involving stock options under these plans are summarized as follows:

	2002		2001		2000

		Weighted		Weighted		Weighted
		Average		Average		Average
	Shares	Exercise	Shares	Exercise	Shares	Exercise
	(000)	Price	(000)	Price	(000)	Price

Outstanding at beginning of year	2,597	$7.51	4,299	$8.09	3,695	$8.24
Granted	1,398	6.26	627	8.29	718	5.68
Exercised	(154)	6.09	(1,531)	6.50	(51)	3.64
Canceled/Forfeited	(298)	8.17	(798)	8.07	(63)	6.36

Outstanding at end of year	3,543	$7.06	2,597	$7.51	4,299	$8.09

     At September 30, 2002, the range of exercise prices for the aforementioned options was $4.04 to $12.24. The number of options exercisable at September 30, 2002 was 1,861,556, and the weighted-average exercise price of these options was $7.55.

     The per share weighted-average fair value of stock options granted during 2002, 2001 and 2000 was $4.10, $5.28, and $3.15, respectively, on the grant date as determined by using the Black-Scholes option pricing model with the following weighted average assumptions: expected dividend yield 0.0%, risk-free interest rate of 3.0%, 4.2% and 5.9% and volatility of 75.5%, 73.5% and 54.2% in 2002, 2001 and 2000, respectively, and an expected life of 6 years.

     The following table summarizes information concerning options outstanding at September 30, 2002:

		Weighted
		Average	Weighted
		Remaining	Average
	Number	Contractual	Exercise
Range of Exercise Prices	Outstanding	Life	Price

$4.00 — $5.99	1,092,273	4.4 years	$4.59
$6.00 — $7.99	705,621	3.9 years	$6.52
$8.00 — $9.99	1,446,575	2.6 years	$8.35
$10.00 — $11.99	285,873	5.3 years	$11.05
$12.00 and higher	12,454	4.9 years	$12.24

Options outstanding at September 30, 2002	3,542,796	3.7 years	$7.06

     The Company applies the provisions of APB No. 25 and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized for awards made pursuant to its fixed stock option plans. Had the compensation cost for the Company’s four fixed stock-based compensation plans been determined consistent with the measurement provisions of SFAS No. 123, the Company’s net income (loss) and income (loss) per share would have been as indicated by the pro forma amounts indicated below:

	2002	2001	2000

Net income (loss) as reported	$(9,309)	$(48,076)	$58,872
Pro forma	$(12,256)	$(50,053)	$57,138
Income(loss) per share — Basic:
As reported	$(0.28)	$(1.50)	$1.78
Pro forma	$(0.37)	$(1.56)	$1.73
Income(loss) per share — Diluted:
As reported	$(0.28)	$(1.50)	$1.77
Pro forma	$(0.37)	$(1.56)	$1.72

14. BENEFIT PLANS

     The Company has a 401(k) plan covering the employees of MAI, Air Midwest and the airline support operations (the Mesa Plan). Under the Mesa Plan, employees may contribute up to 15 percent of their annual compensation, as defined. Employer contributions are made at the discretion of the Board of Directors. During fiscal 2002, the Company made matching contributions of 25 percent of employee contributions up to 10 percent of annual employee compensation. Upon completing two years of service, the employee is 20 percent vested in employer contributions and the remainder of the employer contributions vest 20 percent per year thereafter. Employees become fully vested in employer contributions after completing six years of employment. The Company has the right to terminate the 401(k) plan at any time. Contributions by the Company to the Mesa Plan for the years ended September 30, 2002, 2001 and 2000 were approximately $0.3 million, $0.9 million and $0.7 million, respectively.

     CCAir also has a 401(k) plan covering the employees of CCAir. The CCAir plan allows employees to defer up to 17% of annual compensation. Company matching contributions vary in accordance with labor agreements in force for contract employees. For non-contract employees, the match is determined annually by the Board of Directors of CCAir. Upon completing two years of service, the employee is 20 percent vested in employer contributions and the remainder of the employer contributions vest 20 percent per year. Employees become fully vested in employer contributions after completing six years of employment. Contributions by CCAir to this plan were approximately $0.1 million, $0.2 million and $0.3 million in fiscal 2002, 2001 and 2000, respectively.

15. LEASE COMMITMENTS

     At September 30, 2002, the Company leased 99 aircraft under non-cancelable operating leases with remaining terms of up to 17 years. The aircraft leases require the Company to pay all taxes, maintenance, insurance and other operating expenses. The Company has the option to terminate certain of the leases at various times throughout the lease. At September 30, 2002, two CRJ-700 aircraft are subject to interim financing agreements. The Company expects to replace these interim arrangements with long-term operating leases and, accordingly, requirements under the interim arrangements are included in the minimum lease commitment table below. Aggregate rental expense totaled approximately $109.1 million, $87.4 million and $63.0 million for the years ended September 30, 2002, 2001 and 2000, respectively.

     Future minimum lease payments under non-cancelable operating leases are as follows:

(In thousands)

Years Ending September 30,
2003	$122,211
2004	114,474
2005	108,994
2006	107,604
2007	108,050
Thereafter	898,376

16. COMMITMENTS AND CONTINGENCIES

     In June 1999, Mesa entered into an agreement with Empresa Brasiliera de Aeronautica SA (“Embraer”) to acquire 36 Embraer ERJ-145 50-passenger regional jets. Mesa introduced the ERJ-145 aircraft into revenue service in the third quarter of fiscal 2000 as US Airways Express. As of September 30, 2002, the Company had taken delivery of 32 ERJ-145’s, which have been financed as operating leases. The Company has the right to cancel the four remaining firm aircraft. In conjunction with this purchase agreement, Mesa has $4.2 million remaining on deposit with Embraer, which is included with lease and equipment deposits at September 30, 2002. The remaining deposit will be returned either upon the delivery of the last four aircraft or notification by Mesa of its intention to cancel the orders.

     In January 1997, the Company entered into a 10-year engine maintenance contract with General Electric Aircraft Engines for its CRJ-200 aircraft. The contract requires a monthly payment based on flight hours incurred multiplied by a fixed rate per flight hour. The rate per flight hour is subject to escalation based on changes in certain price indices.

     In April 1997, the Company entered into a 10-year engine maintenance contract with Pratt & Whitney Canada Corp. (“PWC”) for its Dash 8-200 aircraft. The contract requires Mesa to pay PWC for the engine overhaul upon completion of the maintenance based upon a fixed dollar amount per flight hour. The rate under the contract is subject to escalation based on changes in certain price indices.

     In April 2000, the Company entered into a 10-year engine maintenance contract with Rolls-Royce Allison (“Rolls-Royce”) for its ERJ aircraft. The contract requires Mesa to pay Rolls-Royce for the engine overhaul upon completion of the maintenance based upon a fixed dollar amount per flight hour. The rate per flight hour is based upon certain operational assumptions and may vary if the engines are operated differently than these assumptions. The rate is also subject to escalation based on changes in certain price indices. The agreement with Rolls-Royce also contains a termination clause and look back provision to provide for any shortfall between the cost of maintenance incurred by the provider and the amount paid up to the termination date by the Company and includes a 15% penalty on such amount. The Company does not anticipate an early termination under the contract.

     In May 2002, the Company entered into a new six-year fleet management program with PWC to provide maintenance for the Company’s Beechcraft 1900D turboprop engines. The contract requires a monthly payment based upon flight hours incurred by the covered aircraft. The hourly rate is subject to annual adjustment changes in certain price indices and is guaranteed to increase by no less than 1.5% per year. Pursuant to the agreement, the Company sold certain assets of its Desert Turbine Services unit, as well as all spare PT6 engines to PWC. The agreement covers all of the Company’s Beechcraft 1900D turboprop aircraft and engines. Pursuant to the agreement, the Company was required to prepay $6.8 million in future maintenance costs to PWC. The prepayment is being amortized to expense over the term of the agreement. The agreement also contains a termination clause and look back provision to provide for any shortfall between the cost of maintenance incurred by the provider and the amount paid up to the termination date by the Company and provides for return of a prorated share of the prepaid amount upon early termination. The Company does not anticipate an early termination under the contract.

     In May 2001, we entered into an agreement with BRAD to acquire 20 50-seat CRJ-200s, 20 64-seat CRJ-700s and 20 80-seat CRJ-900s (the “2001 BRAD Agreement”). Under the agreement, Mesa has the right to convert up to five CRJ-700 aircraft to CRJ-900 aircraft and to cancel the CRJ-200 aircraft. We have notified BRAD of our intention to convert to CRJ-900s. The total number of firm aircraft orders is now 15 CRJ-700s and 25 CRJ-900s. We secured the order with a $4.0 million deposit and will continue to make 24 monthly deposits of approximately $1.1 million through April 2003. In February 2002, Bombardier returned $7.0 million of deposits to the Company and applied $5.5 million to outstanding obligations. Deposits of $2.5 million will be returned to us upon completion of permanent financing on the first five aircraft ($500,000 per aircraft). The remaining deposits will be returned on a pro rata basis in equal amounts upon completion of permanent financing on each of the last five aircraft ($3.0 million per aircraft). The transaction includes standard product support provisions, including training support, preferred pricing on initial inventory provisioning, maintenance support and technical publication support. The aggregate list value of the 40 CRJ-700 and 900’s to be acquired under the agreement is approximately $1.0 billion. Deliveries of the CRJ-700 commenced in July 2002, with revenue service commencing in October. We are the launch customer of the CRJ-900 and expect to take delivery of the first aircraft in the first calendar quarter of 2003. In addition to the firm orders, we have an option to acquire an additional 80 CRJ-700 and CRJ-900 regional jets. In conjunction with the 2001 BRAD Agreement, we have $8.8 million on deposit with BRAD, which is included with lease and equipment deposits at September 30, 2002.

     In May 2001, the Company filed a complaint in Arizona state court against the law firm of Beus Gilbert P.L.L.C. (“Beus Gilbert”) arising out of Beus Gilbert’s representation of the Company in a suit against United Airlines (“UAL litigation”) that was settled in March 2001. The suit seeks a judgment voiding the fee arbitration provision (the “arbitration provision”) of a contingency fee agreement between the Company and Beus Gilbert. The provision purports to require that all disputes as to attorneys’ fees payable to Beus Gilbert be submitted to arbitration for final determination. Notwithstanding the requirement to arbitrate, the provision further purports to grant Beus Gilbert the right, “in its sole and absolute discretion,” to reject the decision of the arbitrator, impose an award in the amount equal to five times the aggregate hourly rate of all attorneys and paralegals who worked on the legal matter (plus costs and expenses), and enforce that award as though it were a civil judgment. Relying on the arbitration provision, following the settlement of the UAL Litigation, Beus Gilbert demanded in excess of $23.0 million, which it claims to have computed by applying a 5X multiplier in the arbitration provision to fees that allegedly accrued in excess of $4.0 million.

     The suit against Beus Gilbert alleges that the arbitration provision is void as a matter of law because it is illusory and lacks mutual consideration; that it is also void because it violates a public purpose: a fair and equitable resolution of the parties’ fee dispute by an impartial arbitrator; and that it is unenforceable because it circumvents the legal and ethical requirements that attorneys’ fees be reasonable. The Company seeks a determination by the Court of the fee dispute between the parties. On November 27, 2001, the court granted Beus Gilbert’s motion to compel arbitration to resolve the dispute and ordered the arbitrator to decide whether the fee resulting from a 5X multiplier would be reasonable. On July 9, 2002, the arbitrator awarded Beus Gilbert $5.8 million which is included in other accrued expenses at September 30, 2002. The Company has appealed the arbitrator’s decision.

     The Company and/or its subsidiaries is also involved in a lawsuit involving the Air Line Pilots Association, International (“ALPA”), the union that represents the Mesa Airlines and Air Midwest pilots.

ALPA v. Mesa Airlines, Inc., et al.,

     The proceeding brought by ALPA, Case No. CV-02-1333-PHX-PGR (D. Ariz.) names as defendants the Company, its Mesa Airlines subsidiary, and its Chairman in his individual capacity. It asserts three claims under the Railway Labor Act: (1) violation of the duty to bargain in good faith; (2) attempting to undermine ALPA as the collective bargaining representative of the Mesa Airlines pilots; and (3) failure to refrain from making changes to status quo rates of pay, rules or working conditions prior to exhausting the statute’s mediation procedures. The latter two counts are based primarily on the Company’s announcement that it intends to establish a new subsidiary, Freedom Airlines, to perform flying for America West Airlines using CRJ-700 and CRJ-900 aircraft. The Company denies that it has violated the statute in any fashion and plans a vigorous defense against ALPA’s suit. The complaint was filed in July 2002, and the Company filed a motion to dismiss in September 2002. Oral arguments are scheduled in January 2003.

     The Company is also involved in various other legal proceedings and FAA civil action proceedings that the Company does not believe will have a material adverse effect upon the Company’s business, financial condition or results of operations, although no assurance can be given to the ultimate outcome of any such proceedings.

17. FINANCIAL INSTRUMENT DISCLOSURE

     The carrying amount of cash and cash equivalents, receivables, accounts payable, accrued compensation and other liabilities approximate fair values due to the short maturity periods of these instruments. The fair value of securities is based on quoted marked prices (see note 5). The carrying value of the Company’s long-term debt approximates fair value based on the current terms offered for debt of the same or similar remaining maturities. The difference between the estimated fair values and carrying values of the Company’s financial instruments is not material.

18. VALUATION AND QUALIFYING ACCOUNTS

		Additions
	Balance at	Charged to
	Beginning	Costs and		Balance at
	of Year	Expenses	Deductions	End of Year

	(In thousands)
Allowance for Obsolescence Deducted from Expendable Parts and Supplies
September 30, 2002	$2,496	$—	$(2,229)	$267
September 30, 2001	1,848	648	—	2,496
September 30, 2000	2,313	—	(465)	1,848
Allowance for Doubtful Accounts Deducted from Accounts Receivable
September 30, 2002	$14,695	$5,605	$(7,501)	$12,799
September 30, 2001	368	14,327	—	14,695
September 30, 2000	—	368	—	368

19. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table presents selected unaudited quarterly financial data (in thousands):

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2002(1)
Operating revenues	$111,234	$119,575	$133,797	$132,177
Operating income (loss)	4,718	8,718	8,448	(28,106)
Net earnings (loss)	3,666	5,185	2,658	(20,818)
Net earnings (loss) per share — basic	$0.11	$0.16	$0.08	$(0.63)
Net earnings (loss) per share — diluted	$0.11	$0.15	$0.08	$(0.63)
2001(2)
Operating revenues	$133,276	$128,445	$140,425	$121,232
Operating income	9,858	(17,033)	14,876	(78,343)
Net earnings	5,708	(12,862)	7,484	(48,406)
Net earnings per share — basic	$0.19	$(0.40)	$0.23	$(1.49)
Net earnings per share — diluted	$0.18	$(0.40)	$0.23	$(1.49)

(1)	Fourth quarter amounts include impairment and restructuring charges totaling $26.7 million (pretax).

(2)	Quarterly amounts include impairment and restructuring charges totaling $22.7 million (pretax) and $58.2 million (pretax) in the second and fourth quarters, respectively. Additionally, an allowance for bad debts of $14.6 million (pretax)

was recorded in the fourth quarter.

20. IMPAIRMENT AND RESTRUCTURING CHARGES

     As a result of the notification by US Airways of their intent to cancel CCAir’s pro-rate contract, management of CCAir elected to cease operations effective November 3, 2003. As a result of this decision, the Company took a pretax restructuring and impairment charge of $19.8 million in the fourth quarter of fiscal 2002, including $7.8 million for future aircraft lease payments, $4.6 million in aircraft related return costs, $4.1 million to reduce the value of rotable and expendable inventory to fair market value less costs to sell, $1.7 million to reduce maintenance deposits held by a lessor to net realizable value, $0.9 million to write off the value of equipment and leasehold improvements and $0.7 million of severance and other employee related liabilities. Once operations ceased, CCAir stopped making lease payments on its fleet of Dash 8–100 aircraft. CCAir subsequently returned the aircraft to the lessors.

     Also in the fourth quarter of fiscal 2002, the Company returned 12 of the 15 B1900D aircraft permitted under its agreement with Raytheon. As a result of unanticipated increases in the cost of meeting return conditions, the Company recorded an additional impairment charge of $3.3 million. The remaining three aircraft are expected to be returned to Raytheon by the end of the fiscal second quarter of 2003. Also in 2002, the Company’s sublease of two Shorts 360 aircraft the Company had been subleasing to an operator in Europe expired and the Company did not anticipate the lease to be renewed. As a result, the Company took a charge for $3.6 million to accrue for the remaining lease payments and the future costs of returning these aircraft to the lessor.

     In fiscal 2001, the Company recognized a charge of approximately $80.8 million. The charge was comprised of $22.7 million to write the net book value of 15 B1900D aircraft down to the contractual selling price, less the cost of preparing the aircraft for return; $9.3 million to write off the unamortized value of the goodwill associated with certain B1900D route systems; an impairment loss of $40.7 million on the Company’s remaining B1900D fleet; $4.9 million to dispose of nine Jetstream Super 31 aircraft and $3.2 million to reduce its surplus inventory to net realizable value.

     The changes in the impairment and restructuring charges for the three fiscal years ended September 30, 2002 are as follows:

	Reserve		Reserve			Non-	Reserve			Non-	Reserve
Description of	Oct. 1,		Sept. 30,		Cash	Cash	Sept. 30,		Cash	Cash	Sept. 30,
Charge	1999	Utilized	2000	Provision	Utilized	Utilized	2001	Provision	Utilized	Utilized	2002

Restructuring:
Severance and other	$(826)	$590	$(236)	$—	$236	$—	$—	$(658)	$—	$—	$(658)
Costs to return aircraft	(2,202)	—	(2,202)	(16,136)	13,623	—	(4,715)	(10,040)	6,648	—	(8,107)
Aircraft lease payments	—	—	—	(3,610)	—	—	(3,610)	(9,238)	3,610	—	(9,238)
Cancellation of maintenance agreement	—	—	—	(1,200)	—	—	(1,200)	—	1,200	—	—
Impairment:
Impairment of surplus inventory	—	—	—	(3,233)	—	3,233	—	(4,143)	—	4,143	—
Impairment of maintenance deposits							—	(1,682)	—	1,682	—
Impairment of aircraft and other property	—	—	—	(47,421)	—	47,421	—	(914)	—	914	—
Writeoff of goodwill	—	—	—	(9,253)	—	9,253	—	—	—	—	—

Total	$(3,028)	$590	$(2,438)	$(80,853)	$13,859	$59,907	$(9,525)	$(26,675)	$11,458	$6,739	$(18,003)

     The reserve balance of $18.0 million above is included in accrued expenses, other non-current liabilities and deferred credits on the accompanying consolidated balance sheets.

21. RELATED PARTY TRANSACTIONS

     In February 1999, the Company entered into an agreement with Barlow Capital, LLC (“Barlow”), whereby Barlow would provide financial advisory services related to aircraft leases, mergers and acquisitions, and certain other financing arrangements. The Company paid fees totaling $846,000, $627,000 and $409,000 to Barlow in fiscal 2002, 2001 and 2000, respectively, for arranging for leasing companies to participate in the Company’s various aircraft financings under this agreement. Messrs. Ornstein, Murnane and Swigart are each members of Barlow Capital, LLC and hold a 20%, 20% and 20% membership interest, respectively therein. Distributions to the members are determined by the members on a year-by-year basis. Substantially all of Barlow’s revenues are derived from its agreement with the Company.

     On September 9, 1998, the Company entered into an agreement with International Airline Support Group (“IASG”) whereby the Company would consign certain surplus airplane parts to IASG to sell on the open market. IASG in turn would submit proceeds from such sales to the Company less a market-based fee. At September 30, 2002 and 2001, the Company had $2.4 million and $1.5 million in inventory on consignment with IASG, respectively. During fiscal 2002, 2001 and 2000, respectively, the Company paid IASG approximately $348,000, $553,000 and $611,000 in commissions on sales of surplus aircraft parts. During 2002, IASG provided consultation on determining the fair value of the Company’s surplus inventory. Mr. Murnane is currently a member of the board of directors of IASG and was an executive officer of IASG before joining the Company.

     The Company provides administrative support, reservation services and office space to Europe-By-Air, Inc. The Company billed Europe-By-Air approximately $70,000, $64,000 and $78,000 for these services during fiscal 2002, 2001 and 2000, respectively. At September 30, 2002 and 2001, the Company had receivables from Europe-By-Air of $32,000 and $7,000, respectively. Mr. Ornstein and Mr. Swigart are a shareholder and a Chief Executive Officer and shareholder of Europe-By-Air, respectively.

     In December 1999, the Company retained Providence Capital, Inc. (“Providence”) to assist with its stock repurchase program as well as other equity trades. Fees and/or commissions totaling approximately $108,000, $200,000 and $136,000 were paid to Providence during fiscal 2002, 2001 and 2000, respectively. Mr. Denton is the President and Chief Executive Officer of Providence.

     The Company has used the services of the law firm of Piper Rudnick (formerly Verner, Liipfert, Bernhard, McPherson and Hand) for labor related actions. In 2002, the Company paid Piper Rudnick $571,333 for legal-related services. Mr. Manson is a partner with Piper Rudnick.

     On May 1, 2001, the Company loaned $234,000 to Mr. Ornstein pursuant to a promissory note. Amounts outstanding under the promissory note bore interest at a rate of 7.5% per annum and required quarterly payments. On September 30, 2001, the Company’s accounts receivable under the promissory note from Mr. Ornstein totaled $215,000. On July 27, 2002, Mr. Ornstein paid the entire balance of the note and all accrued interest thereon.

     On May 1, 2001, the Company loaned $90,000 to Mr. Lotz pursuant to a promissory note. Amounts outstanding under the promissory note bore interest at a rate of 7.5% per annum and required quarterly payments. On September 30, 2001, the Company’s accounts receivable under the promissory note from Mr. Lotz totaled $83,000. On July 17, 2002, Mr. Lotz paid the entire balance of the note and all accrued interest thereon.

     During fiscal 2001, the Company assisted in the establishment of Regional Airline Partners (“RAP”), a political interest group formed to pursue the interests of regional airlines, communities served by regional airlines and manufactures of regional airline equipment. Mr. Parker is the Executive Director of RAP. During 2002 and 2001, the Company paid expenses totaling $165,000 and $18,000, respectively, of RAP’s operating costs. Included in these amounts are wages and expense of Mr. Parker, which amounted to $99,000 and $4,000 in fiscal 2002 and 2001, respectively. Since inception, the Company has financed 100% of RAP’s operations. The Company had a note receivable from RAP of $17,732 at September 30, 2001 that was expensed in 2002.

     In September 2001, the Company entered into an agreement to form UFLY, LLC, for the purpose of making strategic investments in US Airways, Inc. In September 2001, the Company began making investments in US Airways common stock on behalf of the Company and the other investors. At September 30, 2001, the Company had a capital contribution receivable of $2.6 million from the other investors for such purchases. UFLY, LLC was formally established in October 2001. Shares held by the Company prior to formation sustained an unrealized loss at September 30, 2001 of approximately $1.0 million. In 2002, the Company contributed $5.0 million in investments and the other members contributed $5.0 million in cash to form UFLY. During 2002, UFLY’s investments lost $1.9 million. Also during 2002, UFLY made capital distributions of $2.5 million back to the Company and $3.0 million to the other members. At September 30, 2002, the Company owned approximately 56% of UFLY, Mr. Ornstein is a shareholder/owner and managing member.

     The Company will enter into future business arrangements with related parties only where such arrangements are approved by a majority of disinterested directors and are on terms at least as favorable as available from unaffiliated third parties.

22. SEGMENT REPORTING

     SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” requires disclosures related to components of a company for which separate financial information is available that is evaluated regularly by a company’s chief operating decision maker in deciding the allocation of resources and assessing performance. The Company has four airline operating subsidiaries, Mesa Airlines, Freedom Airlines, Air Midwest and CCAir and various other subsidiaries organized to provide support for the Company’s airline operations. The Company has aggregated these operating segments into four reportable segments. Mesa and Freedom primarily operate the Company’s regional jets. Air Midwest operates the Company’s Beech 1900 turboprop aircraft. CCAir, operates a mixed fleet of turboprop aircraft. The Other reportable segment includes Mesa Air Group, RAS, MPD, MAG-AIM, MAGI and UFLY, all of which support Mesa’s operating subsidiaries.

     Mesa and Freedom provide passenger service with regional jets under revenue-guarantee contracts with America West, US Airways and Frontier Airlines. Mesa Airlines also provides passenger service with Dash-8 aircraft under a revenue-guarantee contract with America West and under a pro-rate contract with US Airways. As of September 30, 2002, Mesa and Freedom operated a fleet of 65 aircraft – 32 CRJs, 21 ERJs and 12 Dash-8’s.

     Air Midwest provides passenger service with Beechcraft 1900D aircraft under the revenue-guarantee contract with America West and under pro-rate contracts with US Airways and Midwest Airlines. As of September 30, 2002, Air Midwest operated a fleet of 37 Beechcraft 1900D turboprop aircraft.

     CCAir provides passenger service with Dash-8 and Jetstream 31 turboprop aircraft under pro-rate revenue contracts with US Airways. As of September 30, 2002, CCAir operated a fleet of 14 aircraft – 9 Jetstreams and 5 Dash-8’s.

     The Other category consists of Mesa Air Group (holding company), MPD, RAS, MAGI and UFLY. Mesa Air Group performs all administrative functions not directly attributable to any specific operating company. These administrative costs are allocated to the operating companies based upon specific criteria including headcount, ASM’s and other operating statistics. MPD operates pilot training programs in conjunction with San Juan College in Farmington, New Mexico and Arizona State University in Tempe, Arizona. Graduates of these training programs are eligible to be hired by the Company’s operating subsidiaries. RAS primarily provides repair services to the Company’s operating subsidiaries. MAGI is a captive insurance company located in Barbados. UFLY was established for the purpose of making strategic investments in other airline’s common stock.

Year Ended	Mesa /	Air
September 30, 2002 (000's)	Freedom	Midwest	CCAir	Other	Eliminations	Total

Total operating revenues	$372,370	$94,333	$24,335	$5,745	$—	$496,783
Depreciation and amortization	5,316	3,492	485	1,639	—	10,932
Operating income (loss)	26,086	1,083	(34,083)	692	—	(6,222)
Interest expense	116	(4,322)	(1,375)	141	—	(5,440)
Interest income	125	2	35	1,380	—	1,542
Income (loss) before income tax and minority interest	26,071	(3,475)	(35,431)	(689)	—	(13,524)
Income tax (benefit)	7,002	(933)	(9,515)	(186)	—	(3,632)
Total assets	225,047	22,488	6,710	359,557	(261,459)	352,343
Capital expenditures	5,287	2,750	1,444	3,985	—	13,466

Year Ended	Mesa /	Air
September 30, 2001 (000's)	Freedom	Midwest	CCAir	Other	Eliminations	Total

Total operating revenues	$320,766	$135,147	$61,069	$6,396	$—	$523,378
Depreciation and amortization	5,945	7,069	820	(154)	—	13,680
Operating income (loss)	(68,272)	5,327	(6,232)	(1,465)	—	(70,642)
Interest expense	(20)	(11,645)	(1,653)	(151)	—	(13,469)
Interest income	1,351	24	(11)	458	—	1,822
Income (loss) before income tax and minority interest	(59,255)	(4,156)	(6,678)	(1,286)	—	(71,375)
Income tax (benefit)	(19,343)	(1,357)	(2,180)	(419)	—	(23,299)
Total assets	318,892	29,418	19,459	311,729	(255,512)	423,986
Capital expenditures	11,167	4,028	4,178	549	—	19,922

Year Ended	Mesa /	Air
September 30, 2000 (000's)	Freedom	Midwest	CCAir	Other	Eliminations	Total

Total operating revenues	$291,163	$103,491	$76,958	$—	$—	$471,612
Depreciation and amortization	7,848	6,803	979	—	—	15,630
Operating income (loss)	30,056	9,017	2,975	(234)	—	41,814
Interest expense	(5,199)	(8,539)	(1,872)	147	—	(15,463)
Interest income	1,927	—	—	444	—	2,371
Income (loss) before income tax, accounting change and minority interest	27,298	(4)	(1,070)	1,807	—	28,031
Income tax (benefit)	(12,421)	—	487	(822)	—	(12,756)
Total assets	301,916	37,034	22,441	296,162	(270,959)	386,594
Capital expenditures	24,262	14,034	1,669	280	—	40,245